Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ads-tec Energy GmbH

Nürtingen, Germany

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 10, 2021, except for Note 6, as to which the date is November 24, 2021, relating to the financial statements of ads-tec Energy GmbH, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO AG Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany

November 26, 2021